Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), executed to be effective as of January 15, 2025 (the “Effective Date”), is entered into by and between Sanara MedTech Inc., a Texas corporation (“Sanara”, the “Company”, or the “Employer”), and Elizabeth B. Taylor (“Employee”). The Employer and Employee may be referred to singularly as “Party” or collectively as “Parties”.

WITNESSETH:

1. Employment Term. Employee’s employment and the initial term of this Agreement shall commence on the Effective Date and continue for twenty-four (24) months, unless earlier terminated as provided in Section 5; provided, however, if not earlier terminated, Employee’s employment under this Agreement shall automatically renew or extend for consecutive terms of twelve (12) months, unless earlier terminated as provided in Section 5 (collectively, the “Term”). Termination of Employee’s employment under this Agreement for any reason whatsoever by any Party shall have no effect on the continued enforceability of Sections 4(f), 4(g), and 7 through 22 of this Agreement, which shall survive the expiration or termination of Employee’s employment under this Agreement, except as otherwise provided herein. Employee accepts such employment and agrees to perform the services specified herein, all upon the terms and conditions hereinafter stated.

2. Duties. Employee shall serve in the position of Chief Financial Officer of the Company and will report to the Chief Executive Officer of the Company. Employee further agrees to perform such other services for the Employer, and for any parent, subsidiary or affiliate corporations of the Employer and any partnerships in which the Employer may from time to time have an interest (collectively, the “Affiliates”). The term “Employer” as used in this Agreement shall be deemed to include and refer to all such Affiliates. During the Term, Employee agrees to devote Employee’s full time and energy and all of Employee’s skill and best efforts to the performance of Employee’s job duties, as assigned by Employer, and to the business of Employer and shall perform such duties in a diligent, trustworthy, and business-like manner in full compliance with all applicable laws. Employee shall not at any time during Employee’s employment with Employer: (a) work on any basis (including, without limitation, part-time or as an independent contractor) for a Competing Business (as defined in Section 7); or (b) participate in any material way in any other business that is not a Competing Business to the extent that such participation adversely affects Employee’s performance of Employee’s job duties for Employer in any manner. Employee acknowledges and agrees that Employee will comply with Employer’s existing and future policies, manuals and procedures as adopted and provided to Employee.

3. Compensation and Benefits. As payment for the services to be rendered by Employee hereunder during the Term of this Agreement, Employee shall be entitled to compensation and benefits as set forth in Exhibit B.

4. Covenants of Employee. For and in consideration of the employment herein contemplated and the consideration paid or promised to be paid by the Employer, the opportunity to obtain grants of shares of common stock of Employer, Employer’s giving Employee access to Confidential Information during the Term as determined by Employer, Employee does hereby covenant, agree, and promise that during the Term hereof and for a period thereafter to the extent specifically provided in this Agreement as follows:

(a) Employee will not actively engage, directly or indirectly, in any other business if such involvement would (i) interfere with his or her duties as set forth herein, or (ii) violate the provisions of Section 7, Section 8 or Section 9.

(b) Employee will not engage, directly or indirectly, in any activity that is directly competitive with the business of the Employer. This prohibition shall include the ownership, management, operation, control of, employment by, participation in, in any manner, any business of the type that is competitive with the business of Employer.

(c) Employee will truthfully and accurately make, maintain, and preserve all records and reports that the Employer may from time-to-time request or require.

(d) Employee will fully account for all money, records, goods, wares, and merchandise, or other property belonging to the Employer of which Employee has custody, and will promptly deliver the same whenever and however Employee may be reasonably directed to do so.

(e) Employee will obey all rules, regulations, and special instructions applicable to Employee, including but not limited to, those set forth in the then existing Employee Policy Manual (as defined in Exhibit B) of the Employer, if any, and will be loyal and faithful to the Employer at all times, constantly endeavoring to improve Employee’s ability and knowledge of the business in an effort to increase the value of Employee’s services for the mutual benefit of the Parties.

(f) Employee agrees that upon the earlier of the request of Employer or termination of Employee’s employment with Employer for any reason, Employee will immediately surrender and turn over to the Employer all books, records, forms, specifications, formulae, data, processes, papers and writings related to the business of the Employer and all other property belonging to the Employer, together with all copies of the foregoing, it being understood and agreed that the same are the sole property of the Employer and that such Employer property shall be returned to Employer without such property or any files or data thereon being deleted, altered or damaged.

(g) Employee agrees that all ideas, concepts, processes, discoveries, devices, machines, tools, materials, designs, improvements, inventions, and other things of value (collectively, “Intangible Rights”), whether patentable or not, which are conceived, made, invented, or suggested either by Employee alone or in collaboration with others during the Term of Employee’s employment which pertain to the Business, and whether or not during regular working hours, shall be promptly disclosed in writing to the Employer and shall be the sole and exclusive property of the Employer. Employee hereby assigns all of Employee’s right, title, and interest in and to all such Intangible Rights to the Employer, which Employer may then assign to Employer’s successors or assignees. In the event that any of said Intangible Rights are deemed by the Employer to be patentable or otherwise registerable under any federal, state, or foreign law, Employee further agrees that, at the expense of Employer, Employee will execute all documents and do all things necessary, advisable, or proper to obtain patents therefor or registration thereof, and to vest in the Employer full title thereto. The Parties recognize that this Agreement does not require assignment of any materials (i) developed entirely on Employee’s own time; and (ii) developed without equipment, supplies, facility, trade secrets, or proprietary information of Employer or any of the Affiliates, unless such Materials either: (a) relate at the time of conception or reduction to practice of the invention to any portion of the Business, or actual or demonstrably anticipated research of development of Employer or any of the Affiliates; or (b) result from any work performed by Employee for Employer or any of the Affiliates. All inventions and works of authorship, if any, patented or unpatented, registered or unregistered, that Employee made prior to the Effective Date that are not owned by Employer are listed on an attachment hereto (hereafter referred to as the “Prior Materials”). If no such list is attached, Employee represents that Employee does not own or possess any Prior Materials. Employee shall not use any Prior Materials in any manner in connection with the Business. If Employee incorporates Prior Materials owned by Employee, or in which Employee has an interest, into any work or services for the Employer or any of the Affiliates, the Employer and the Affiliates are hereby granted and shall have a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide, sublicensable (directly or indirectly) license to make, have made, modify, use, sell, have sold, copy, distribute, create derivative works, display, perform, and transmit such Prior Materials.

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(h) Employee shall not, by reason of this Agreement, have any vested interest in, or right, title or claim to, any land, buildings, equipment, machinery, processes, systems, products, contracts, goods, wares, merchandise, business assets, or other things of value belonging to or which may hereafter be acquired, owned or leased from Employee by the Employer, without the prior written consent of Employer.

(i) Employee acknowledges that the nature of Employee’s position with the Employer may mandate that Employee perform such duties and render such services as are required of Employee hereunder.

(j) Employee agrees that Employee will not disparage Employer or any of its officers, directors, or employees.

5. Termination. Employee’s employment under this Agreement may be terminated as follows:

(a) Termination by Employer for Cause. The Employer may terminate the employment of Employee if Employee engages in any of the following conduct (termination for “Cause”):

(i) breaching any material provision of this Agreement;

(ii) misappropriating funds or property of the Employer or any of the Affiliates;

(iii) securing any personal profit not thoroughly disclosed to and approved by the Employer in connection with any transaction entered into on behalf of the Employer or any of the Affiliates;

(iv) engaging in conduct, even if not in connection with the performance of Employee’s duties hereunder, which might be reasonably expected to result in any effect materially adverse to the interests of the Employer or any of the Affiliates, such as fraud, dishonesty, indictment or conviction for (or pleading nolo contendere to) any felony or a misdemeanor involving moral turpitude, or the indictment for any felony or misdemeanor involving moral turpitude;

(v) failing to satisfactorily fulfill and perform Employee’s duties in accordance with the terms hereof, except for any failure caused by disability or death of Employee, as defined below; or

(vi) failing to comply with corporate policies of the Employer, including, but not limited to, those policies set forth in Section 20.

(b) Termination by Employer without Cause. The Employer may terminate Employee’s employment under this Agreement without Cause at any time upon written notice to Employee.

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(c) Termination by Employer upon Death or Disability of Employee. The Employer may terminate Employee’s employment under this Agreement upon the death or Disability of Employee. There shall be deemed to be “Disability” and Employee “Disabled” for the purposes of this Agreement only if: (i) a medical doctor certifies that Employee has for ninety (90) consecutive or non-consecutive days in any twelve (12) month period been disabled in a manner which has rendered Employee unable to perform the essential functions of Employee’s job duties, with or without reasonable accommodation; (ii) Employee is determined to be disabled under the terms of any long-term disability plan in effect for Employer’s employees at the applicable time; or (iii) Employee is determined to be disabled by the U.S. Social Security Administration. Employee will cooperate in submitting to any requested medical examination for the purpose of certifying disability under this Section 5(c) and will sign any documents needed to release the results of such medical examination to the Employer or the Employer’s designee for the purpose of any determination under this Section 5(c).

(d) Termination by Employee for Convenience. Employee shall have the right to terminate Employee’s employment under this Agreement at any time for any reason, or no reason at all.

(e) Termination by Employee for Good Reason. Employee shall have the right to terminate Employee’s employment under this Agreement at any time for Good Reason, subject to the cure rights set forth below. “Good Reason” shall mean the occurrence of any of the following, in each case without Employee’s consent:

(i) A material reduction to Employee’s Base Salary (as defined in Exhibit B);

(ii) A material breach by the Employer of this Agreement; or

(iii) A material, adverse change in Employee’s title or authority.

Notwithstanding the foregoing, none of the occurrences outlined in clauses (i)-(iii) above shall constitute Good Reason for Employee’s resignation from employment unless the following conditions are satisfied: (1) Employee provides the Board written notice of such occurrence, with such notice specifying the date and amount of any reduction, how the Agreement was materially breached, or the material adverse change in title or authority, as applicable, and the obligation to cure within sixty (60) days of the initial existence of such reduction, breach, or change; (2) Employer fails to cure such reduction, breach, or change within forty-five (45) days from the date the written notice from Employee is delivered to the Board; and (3) Employee’s resignation for Good Reason must be effective no later than one-hundred and ten (110) days after the initial reduction, breach, or change that is the basis for the Good Reason.

(f) Notice of Termination. Any termination of Employee’s employment under this Agreement pursuant to Section 1 or this Section 5 (other than pursuant to Section 5(c) on account of Employee’s death) shall be communicated by written notice of termination (each, a “Notice of Termination”) to the other Party in the manner provided in Section 10. The Notice of Termination shall specify: (i) the termination provision of this Agreement relied upon; and (ii) the applicable date of termination. Any termination under Section 5(d) or 5(e) shall require Employee to provide a minimum of ninety (90) days’ notice to Employer.

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6. Payment upon Termination.

(a) In the event Employee’s employment under this Agreement is terminated by (i) Employer without Cause, (ii) Employer or any successor entity within one (1) year of the effective date of a Change of Control (as hereinafter defined), or (iii) Employee for Good Reason, Employee shall be entitled to receive a severance package which will include one (1) year of Base Salary (as defined in Exhibit B) following the effective date of termination, paid in twenty-four (24) equal semi-monthly installments in accordance with the Employer’s regular payroll practices, the accelerated vesting of any stock grants granted prior to the effective date of termination, and continued participation in any health care benefits provided by the Employer to its employees for the period of time during which severance payments are paid to Employee, which continued participation in health care benefits may be through participation under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and reimbursement of COBRA premiums paid by Employee for such continued participation; provided Employee executes and delivers to Employer a release in substantially the form attached hereto as Exhibit A and in accordance with the terms of such release. Any and all amounts received by Employee pursuant to this Section 6(b) shall constitute the full and total amount of liquidated damages that Employee shall be entitled to receive from the Employer and its Affiliates, and Employee releases any and all other contract or tort claims arising out of Employee’s employment relationship with the Employer or any relationship with any of the Affiliates. Notwithstanding the foregoing, in the event the time period for Employee to return a validly executed, irrevocable release described in this Section 6(b) spans two taxable years, the salary continuation payments described in this section shall not commence until the second taxable year, with the first such payment including any amounts that would have been paid to Employee prior to such time but for this provision of Section 6(b). For the purposes of this Agreement, a “Change of Control” shall be deemed to occur upon the happening of any of the following:

(i) If there occurs a change in the composition of the Board of Directors of Company as a result of which fewer than a majority of the directors are the same directors constituting such board as of the Effective Date.

(ii) Company is party to a merger or consolidation, or series of related transactions, which results in the outstanding shares of Company immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) Fifty percent (50%) or more of the combined voting power of the voting securities of the Company or such surviving or other entity outstanding immediately after such merger or consolidation.

(iii) The sale or disposition of all or substantially all of the Company’s assets (or consummation of any transaction, or series of related transactions, having similar effect).

(b) In the event Employee’s employment under this Agreement is terminated by Employer due to Employee’s death or Disability, Employee or Employee’s estate shall be entitled to receive Employee’s Base Salary (as defined in Exhibit B) earned and accrued through the effective date of termination (including any vested common stock granted to Employee), plus reimbursement for any approved expenses incurred but unpaid as of such date in accordance with Exhibit B, Section 2, all of which shall constitute the full and total amount of liquidated damages that Employee shall be entitled to receive from the Employer and its Affiliates, and Employee releases any and all other contract or tort claims arising out of Employee’s employment relationship with the Employer any relationship with any of the Affiliates. Notwithstanding any provision to the contrary, it is understood and agreed that Employee’s claims for worker’s compensation or personal injury caused by Employer’s gross negligence and/or willful misconduct shall not be waived.

(c)  All amounts due and owing to either Employee or Employer under this Agreement shall be subject to offset to the extent permitted by law by the amount of actual damages, if any, caused to either Party by any breach of this Agreement.

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7. Covenant Not to Compete. Employee recognizes that the Employer has business goodwill and other legitimate business interests which must be protected in connection with and in addition to the “Confidential Information” as defined in Section 9 below, and therefore, in exchange for access to the Confidential Information and the opportunity to obtain shares of common stock of the Company, Employee agrees and covenants that during Employee’s employment or any other engagement with Employer and for twelve (12) months thereafter, no matter the reason for any termination of employment or engagement (the “Restricted Period”), subject to the provisions contained hereinbelow, as follows:

(a) Agreement Not to Compete. Employee will not, either directly or indirectly, (a) for Employee, or (b) as a shareholder, owner, partner, joint venturer, promoter, consultant, manager, independent contractor, agent, employee or in any other capacity, participate in or provide services to a Competing Business (as defined below) within the Territory (as defined below).

(b) Agreement Not to Solicit Customers. Employee will not, either directly or indirectly, on Employee’s own behalf or in the service of or on behalf of any other person or entity, solicit or attempt to divert to a Competing Business or to any third party any person, concern, or entity who is or was, or in the future will be (at the time of solicitation), a Customer of Employer or any of the Affiliates whether within or without the Territory. Further, Employee will not, either directly or indirectly, on Employee’s own behalf or in the service of or on behalf of any other person or entity, initiate a call upon any person or entity who is, or was, or in the future will be (at the time of solicitation), a Customer of Employer or any of the Affiliates for the purpose of diverting or appropriating business to a Competing Business or to any third party, and further, if any such Customer initiates a call upon Employee, then Employee shall not entertain any such call without first receiving approval from the Employer. Employee agrees that, among other actions, any notification, update or other communication to any such Customer of Employee’s relationship or status with any Competing Business – whether such notification or update is through LinkedIn, Facebook, any other social media outlet, email, letter or by any other method – constitutes a solicitation of business and an attempt to transact business with such Customer.

(c) Agreement Not to Solicit Employees. Employee will not, either directly or indirectly, on Employee’s own behalf or in the service of or on behalf of any other person or entity, hire, solicit, divert, or recruit any employee or contractor of Employer or any of the Affiliates with whom Employee had contact during Employee’s employment with Employer or any former contractor or employee of Employer or any of the Affiliates with whom Employee had contact during Employee’s employment with Employer, unless such former contractor or former employee’s relationship with the Employer or any of the Affiliates (looking at the date of the last relationship between Employee and either Employer or any of the Affiliates) has been terminated for at least twelve (12) months as of the date of such hiring, solicitation, diversion or recruitment, to leave such employment or engagement or otherwise terminate his or her employment or engagement, whether or not such employment or engagement is pursuant to a written contract or at-will, or become hired or engaged by any other person or entity.

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(d) Non-Interference. Employee will not induce or solicit or attempt to induce or solicit or cause, in any way, any actual or prospective Customer of Employer or any of the Affiliates or assist any other person or entity in inducing or soliciting or attempting to induce or solicit or causing, in any way, any such person or entity to discontinue or decrease its respective relationship with Employer or any of the Affiliates.

Business means providing, selling, developing or manufacturing wound and/or skin care and/or soft tissue repair related products of the type or nature of, or competitive with, those provided, sold or manufactured by Employer or any of the Affiliates, including, without limitation, providing virtual consultation and/or clinician services to patients using Employer’s or any of the Affiliates’ products and any other line of business in which Employer or any of the Affiliates become involved or takes steps to become involved during Employee’s employment or engagement with Employer or any of the Affiliates, provided that Employee has knowledge of Employer or any of the Affiliates becoming involved in such other line of business or any of the steps taken by Employer or any of the Affiliates to become involved in such other line of business.

Competing Business means any person, concern or entity which is engaged in, or preparing to engage in, the Business.

Customer means a person or entity which sells to, and/or buys Employer’s, or any of the Affiliates’ products or services and with whom or which Employee had contact during Employee’s employment or engagement with Employer or any of the Affiliates or about which or whom Employee received Confidential Information.

Territory means the United States and any additional countries in which the Employer engages in business in any material manner.

(e) Acknowledgment of Enforceability.

(i) Employee expressly acknowledges and agrees that Employee’s experience and abilities are such that Employee’s observance of the covenants and restrictive agreements contained herein are reasonable as to scope, location and duration and that such observation shall not cause Employee any undue hardship or unreasonably interfere with Employee’s ability to earn a livelihood. Employee has been provided with an opportunity to consult with legal counsel of Employee’s selection for the meaning of the covenants and restrictions, which have been explained to Employee’s satisfaction. Employee hereby agrees that the limitations set forth above are reasonable and necessary for the protection of the Business and the Employer and the Affiliates. In this regard, Employee specifically agrees that such limitations as to the period of time, geographic area and types and scope of restrictions on Employee’s activities are reasonable and necessary to protect the goodwill, Confidential Information, and other business interests of the Business and the Employer and the Affiliates.

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(ii) Notwithstanding anything contained in this Section 7 to the contrary, Employee shall not be prohibited from working for an entity with a division or subsidiary that competes with the Business and/or the Employer or any of the Affiliates provided: (x) Employee is not directly involved in the provision of services to such division or subsidiary; and (y) such division or subsidiary does not comprise more than ten percent (10%) of the total business activities of the overall entity.

(f) Revision. It is mutually understood and agreed that if any of the provisions relating to the scope, time, or Territory of this Agreement are more extensive than is enforceable under applicable law, then the Parties agree that a Court shall reduce the degree and extent of such provisions by whatever minimal amount is necessary to bring such provisions within the ambit of enforceability under applicable law.

(g) Remedies. The invalidity or non-enforceability of this Section 7 in any respect shall not affect the validity or enforceability of any other provisions of this Agreement. The Parties agree that the limitations contained in this Section 7 with respect to time, geographical area and scope of activity are reasonable. Employer’s and the Affiliates’ remedies at law for any breach or threatened breach of the provisions of this Section 7 may be insufficient and may be inadequate, and Employer and the Affiliates shall be entitled to equitable relief, including by way of temporary and permanent injunction, without any requirement to post bond or other security therefor, in addition to any remedies Employer or any of the Affiliates may have at law. The existence of any claim or cause of action by Employee against Employer or any of the Affiliates, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer, or any of the Affiliates, of Sections 7 and 9 of this Agreement. If Employee (i) breaches any restriction in Sections 7 or 9, or (ii) if Employee or anyone acting on Employee’s behalf brings a claim against Employer or any of the Affiliates seeking to declare any term in Section 7 or 9 void or unenforceable, Employer or any of the Affiliates shall be entitled to: (A) damages incurred by Employer or any of the Affiliates as a result of any breach; and (B) recover their attorneys’ fees, witness fees, and costs incurred in such actions, in addition to any other remedies. If Employee is found by a court of competent jurisdiction to have violated any of the restrictions contained in Section 7, the Restricted Period will be deemed to be extended for a period of time equivalent to the time Employee was in violation of any of the restrictions in Section 7 and will not run in favor of Employee until such time that Employee cures the violation to the reasonable satisfaction of Employer. If Employee during the Restricted Period seeks or is offered employment or any other position with a Competing Business, Employee agrees to inform the Competing Business, before accepting employment or any other position, of the existence of the restrictions in Sections 7 and 9. Employer shall be entitled to advise such Competing Business of the provisions of Sections 7 and 9 and to otherwise deal with such Competing Business to ensure that the provisions of Sections 7 and 9 are enforced and duly discharged.

8. Business Opportunities. For as long as Employee shall be employed or engaged by the Employer or any of the Affiliates and thereafter with respect to any business opportunities learned about during the time of Employee’s employment or engagement by the Employer or any of the Affiliates, Employee agrees that with respect to any future business opportunity or other new and future business proposal which is offered to, or comes to the attention of, Employee during the Term of this Agreement or any renewal term thereof, and which is specifically related to, or connected with, the Business, the Employer shall have the right to take advantage of such business opportunity or other business proposal for its own benefit. Employee may not take advantage of such opportunity regardless of whether the Employer elects to exercise its right to take advantage of such opportunity.

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9. Confidential Information. Employee acknowledges that in the course of Employee’s employment with the Employer, Employee will receive access to certain trade secrets and Confidential Information. For purposes of this Agreement, “Confidential Information” includes trade secrets or confidential information of Employer or concerning any of the Affiliates, including, without limitation: current and/or prospective client, referral source, business partner, investor, supplier, distributor, contractor, merchant and/or vendor lists, databases, identity, contact, preferences, purchasing patterns, pricing policies, upcoming needs, and/or other information and/or history; contracts; information concerning employee skills or other employee information that a competitor may find valuable; processes; technical data or processes; policies; pricing, costs, marketing, sales, profits, business, marketing and/or other strategies, plans, analysis, studies, know-how, practices or information; designs; testing results; business and/or training manuals; business and/or financial information; audit processes; management methods and/or information; proprietary computer programs, information processing standards and practices; any original works of authorship by Employer; any similar information concerning any of the Affiliates, whether received prior to or after the Effective Date; or other business information disclosed to Employee by the Employer or any of the Affiliates, either directly or indirectly, in writing, orally, or by drawings or observation. Employee understands and agrees that Employer is not required to provide Employee with all of the types of Confidential Information listed in the preceding sentence, but that Employer will provide Employee with access to some of these types of Confidential Information in a manner and at a time in Employer’s sole discretion. In exchange for Employer’s promise to provide Employee with Confidential Information – regardless of whether the Confidential Information at issue was provided before or after the Effective Date – Employee shall not, during the period of Employee’s employment or engagement with Employer or any of the Affiliates or at any time thereafter, take, disclose, publish, use, exploit, or solicit, allow or assist another person to use, take, disclose, publish or exploit any Confidential Information, except as: (a) required in the ordinary course of Employer’s business directly related to Employee’s employment with Employer and for the benefit of Employer; or (b) as required by law. Employee further represents Employee will not, and acknowledges that Employer has specifically instructed Employee not to, disclose to Employer or any of the Affiliates, use, or induce Employer or any of the Affiliates to use any confidential or proprietary information or material belonging to any third party. Additionally, during Employee’s employment, Employer or Employee may receive from third parties their confidential information. Employee agrees not to take, use, publish, exploit or disclose any third party’s confidential information to any person or organization except as necessary in the course of Employee’s employment with Employer and in accordance with any use agreement between the Employer and such third party. Furthermore, upon the earlier of the request by Employer or upon the termination of Employee’s employment with Employer for any reason, Employee shall immediately return and deliver to Employer any and all Confidential Information and all other Employer or any Affiliates documents and items – whether in hard or digital form – and all copies thereof which belong to Employer or any of the Affiliates or relate to Employer’s, or any of the Affiliates’ business and which are in Employee’s possession, custody or control, whether prepared by Employee or others, without altering such documents or items before providing them to Employer, including, without limitation, by not deleting any files or other information from any Employer laptop or other device before providing the item to Employer. Employee further agrees that, after Employee provides a copy of such information or documents to Employer, Employee will: (a) immediately delete and write over any information or documents relating to Employer’s or any Affiliates’ business from any computer, cellular phone or other digital or electronic device owned by Employee; and (b) execute a termination certificate, certifying the return of all Confidential Information and the deletion of all such information from any digital or electronic device owned by Employee and provide such certificate to Employer. Notwithstanding any other provision of this Agreement: (i) Employee may disclose Confidential Information when required to do so by a court of competent jurisdiction, by any governmental agency having authority over Employee or the business of Employer or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Employer to divulge, disclose or make accessible such information; and (ii) nothing in this Agreement is intended to interfere with Employee’s right to (A) report possible violations of state or federal law or regulation to any governmental or law enforcement agency or entity; (B) make other disclosures that are protected under the whistleblower provisions of state or federal law or regulation; (C) file a claim or charge with the Equal Employment Opportunity Commission (“EEOC”), any state human rights commission, or any other governmental agency or entity; or (D) testify, assist, or participate in an investigation, hearing, or proceeding conducted by the EEOC, any state human rights commission, any other governmental or law enforcement agency or entity, or any court. For purposes of clarity, in making or initiating any such reports or disclosures or engaging in any of the conduct outlined in subsection (ii) above, Employee may disclose Confidential Information to the extent necessary to such governmental or law enforcement agency or entity or such court, need not seek prior authorization from Employer, and is not required to notify Employer of any such reports, disclosures or conduct. Employee is also hereby notified in accordance with the Defend Trade Secrets Act of 2016 that Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Employee files a lawsuit for retaliation against Employer or any of the Affiliates for reporting a suspected violation of law, Employee may disclose Employer’s and any Affiliates’ trade secrets to Employee’s attorney and use the trade secret information in the court proceeding if Employee files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Also, nothing in this Section 9 shall interfere with any rights that exist under the National Labor Relations Act.

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10. Notices. All notices, requests, consents, demands, or other communications required or permitted to be given pursuant to this Agreement shall be deemed sufficiently given when delivered either (i) personally with a written receipt acknowledging delivery, or (ii) within three (3) business days after the posting thereof by United States first class, registered or certified mail, return receipt requested, with postage fee prepaid and addressed to the following:

If to Employer:	Sanara MedTech Inc.
Attn: Ronald T. Nixon
Chief Executive Officer and Chairman
1200 Summit Ave, Suite 414
Fort Worth, Texas 76102

If to Employee:	Elizabeth B. Taylor
2300 Pease Road
Austin, Texas 78703

Any Party, at any time, may designate additional or different addresses for subsequent notices or communication by furnishing notice to the other Party in the manner described above.

11. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provisions shall be ineffective to the extent of such provision or invalidity only and shall be reformed as described in Section 7 if relating to Section 7, without invalidating the remainder of such provision or any remaining provisions of this Agreement.

12. Assignment. This Agreement may not be assigned by Employee. Neither Employee, Employee’s spouse, nor their estates shall have any right to encumber or dispose of any right to receive payments under this Agreement, it being understood that such payments and the right thereto are non-assignable and nontransferable. Employer may assign this Agreement. Additionally, the Parties agree that the Affiliates are third party beneficiaries under this Agreement and may enforce Sections 7, 8 and 9 of this Agreement.

13. Binding Effect. Subject to the provisions of Section 12 above, this Agreement shall be binding upon and inure to the benefit of the Parties hereto, Employee’s heirs and personal representatives, and the successors and assignees of the Employer.

14. Prior Employment Agreements. Employee represents and warrants to the Employer that Employee has fulfilled all of the terms and conditions of all prior employment agreements to which Employee may be a party or have been a party and that at the time of execution of this Agreement, Employee represents and warrants that nothing contained in any agreement that Employee has with any third party shall preclude Employee from performing all of Employee’s duties, obligations and covenants as contained in this Agreement.

15. Waiver. Any waiver to be enforceable must be in writing and executed by the Party against whom the waiver is sought to be enforced.

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16. Governing Law; Arbitration. This Agreement shall be construed and enforced in accordance with and governed by the laws of the state of Texas without regard to conflict of laws rules thereof or of any other jurisdiction. Each Party agrees that upon the written demand of the other Party, whether made before or after the institution of any legal proceedings, but prior to the rendering of any judgment in that proceeding, all disputes, claims and controversies between them, whether individual, joint, or class in nature, arising from this Agreement, or any document, instrument, or agreement executed in connection herewith, including without limitation contract disputes and tort claims, shall be resolved by binding arbitration pursuant to the Arbitration Rules of the American Arbitration Association (“AAA”). The arbitration shall be conducted by one (I) arbitrator who shall be selected using a listing process whereby the AAA administrator shall provide each party with a list of proposed arbitrators who are generally familiar with the underlying subject matter made the basis of the dispute. Thereafter, each Party shall be given ten (10) days to strike any unacceptable names from the list and number the remaining names in order of mutual preference. The arbitration shall be conducted in Tarrant County, Texas. The language of the arbitration shall be in English. This arbitration provision shall not limit the right of either Party during any dispute, claim or controversy to seek, use, and employ ancillary, or preliminary rights and/or remedies, judicial or otherwise, for the purposes of realizing upon, preserving, or protecting any rights of either Party, and any such action shall not be deemed an election of remedies. Such remedies include, without limitation, obtaining injunctive relief or a temporary restraining order, obtaining a writ of attachment or imposition of a receivership, or exercising any rights relating to personal property, in which event, the Party seeking such equitable relief can file an action in court notwithstanding this arbitration provision. Any disputes, claims or controversies concerning the lawfulness or reasonableness of an act, or exercise of any right or remedy, including any claim to rescind, reform, or otherwise modify this Agreement, shall also be arbitrated: provided, however, that no arbitrator shall have the right or the power to enjoin or restrain any act of either Party. It is understood and agreed that the arbitrator shall have no authority to award punitive or other damages not measured by the prevailing Party’s actual damages, except as may be required by statute. Judgment upon any award rendered by any arbitrator may be entered in any court having jurisdiction. The statute of limitations, estoppel, waiver, laches and similar doctrines which would otherwise be applicable in an action brought by a Party shall be applicable in any arbitration proceeding, and the commencement of an arbitration proceeding shall be deemed the commencement of any action for these purposes. The Federal Arbitration Act (Title 9 of the United States Code) shall apply to the construction, interpretation, and enforcement of this arbitration provision. Each Party shall bear its own costs and expenses and an equal share of the arbitrator’s and administrative fees of arbitration.

17. Attorneys’ Fees. If any litigation is instituted to enforce or interpret the provisions of this Agreement, the prevailing Party in such action shall be entitled to recover its reasonable attorneys’ fees from the other Party or Parties hereto.

18. Drafting. Each of the Parties hereto acknowledges that each Party was actively involved in the negotiation and drafting of this Agreement and that no law or rule of construction shall be raised or used in which the provisions of this Agreement shall be construed in favor or against any Party hereto because one is deemed to be the author thereof.

19. Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which shall have the force and effect of an original, and all of which shall constitute one and the same agreement.

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20. Conflicts of Interest. It is the express policy of the Employer to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees (including Employee) and independent contractors must avoid activities that are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Employer.

The following are potentially compromising situations that must be avoided. Any exceptions must be reported to the Chief Executive Officer of Employer and written approval for continuation of such actions must be obtained from the Chief Executive Officer of Employer before any such actions may continue.

(a) Revealing or misusing confidential information to outsiders. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Employer is intended.

(b) Accepting or offering substantial gifts, excessive entertainment, favors, or payments which may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Employer.

(c) Accepting or offering consulting or freelance employment for any outside firm or entity, unless otherwise set forth herein.

(d) Initiating or approving any form of sexual or other harassment, retaliation, or discrimination concerning employees of the Employer or any of the Affiliates.

(e) Investing or holding outside directorships in suppliers, customers, or any Competing Business, including financial speculation, where such investment or directorship might influence in any manner a decision or course of action by the Employer; provided, however, that Employee may own up to five percent (5%) of a publicly traded company that engages in a Competing Business.

(f) Borrowing from or lending to employees, customers, or suppliers.

(g) Improperly using or disclosing to the Employer any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.

(h) Unlawfully discussing prices, costs, customers, sales, or markets with any Competing Business or its employees.

(i) Making unlawful agreements with competitors with respect to prices.

(j) Engaging in any conduct which is not in the best interest of the Employer.

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21. COUNSEL. EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE IS EXECUTING A LEGAL DOCUMENT THAT CONTAINS CERTAIN DUTIES, OBLIGATIONS AND RESTRICTIONS AS SPECIFIED HEREIN. EMPLOYEE FURTHERMORE ACKNOWLEDGES THAT EMPLOYEE HAS BEEN ADVISED OF EMPLOYEE’S RIGHT TO RETAIN LEGAL COUNSEL, AND THAT EMPLOYEE HAS EITHER BEEN REPRESENTED BY LEGAL COUNSEL PRIOR TO EMPLOYEE’S EXECUTION HEREOF OR HAS KNOWINGLY ELECTED NOT TO BE SO REPRESENTED.

22. Section 409A. This Agreement is intended to be interpreted and applied so that the payments and benefits set forth herein shall either be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other authoritative guidance issued thereunder (“Section 409A”), or shall comply with the requirements of Section 409A. In no event may Employee, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise which constitutes a “deferral of compensation” within the meaning of Section 409A. Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Section 409A upon or following a termination of Employee’s employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 409A. For purposes of Section 409A, each payment under this Agreement to Employee (including any installment payments) shall be deemed a separate payment. With respect to any expense reimbursement provided pursuant to this Agreement (i) the expenses eligible for reimbursement must be incurred during the term of employment, (ii) the amount of expenses eligible for reimbursement during any calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year, (iii) the reimbursements for expenses for which Employee is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (iv) the right to payment or reimbursement hereunder may not be liquidated or exchanged for any other benefit. Notwithstanding any provision in this Agreement or elsewhere to the contrary, if on Employee’s termination of employment, Employee is deemed to be a “specified employee” within the meaning of Section 409A, any payments or benefits due upon a termination of Employee’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Section 409A (whether under this Agreement, any other plan, program, payroll practice or any equity grant) and which do not otherwise qualify under the exemptions under Treasury Regulation section 1.409A-1 (including without limitation, the short-term deferral exemption and the permitted payments under Treasury Regulation section 1.409A-1(b)(9)(iii)(separation pay plan exemption), shall be delayed and paid or provided to Employee in a lump sum (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) on the earlier of (x) the date which is six (6) months and one (1) day after Employee’s separation from service for any reason other than death, and (y) the date of Employee’s death, and any remaining payments and benefits shall be paid or provided in accordance with the normal payment dates specified for such payment or benefit.

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By signing below, Employee acknowledges that Employee has received, read, and agrees to adhere to the terms and conditions contained within this Agreement, including, without limitation, for confidentiality and noncompetition and non-solicitation requirements, assignment of inventions, and conflict of interest guidelines.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

THE EMPLOYER:

SANARA MEDTECH INC.

By:	/s/ Ronald Nixon
Name:	Ronald Nixon
Title:	CEO

EMPLOYEE:

By:	/s/ Elizabeth B. Taylor
Elizabeth B. Taylor

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Exhibit A

FORM OF RELEASE

As used in this General Release, the term “claims” shall include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, attorneys’ fees, accounts, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise.

For and in consideration of the payments described in Exhibit B to the Employment Agreement, and other good and valuable consideration, you, for and on behalf of yourself and your heirs, administrators, executors, and assigns, effective as of the Effective Date (as defined herein below), do fully and forever release, remise and discharge Employer, its direct and indirect parents, subsidiaries and affiliates, together with their respective officers, directors, partners, shareholders, members, managers, employees and agents (collectively, the “Group”) from any and all claims which you had, may have had, or now have against Employer or any other member of the Group, for or by reason of your employment or the termination of your employment with Employer, including but not limited to claims of breach of contract, wrongful termination, unjust dismissal, defamation, libel or slander, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability or sexual preference. This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Equal Pay Act, and all other federal, state and local labor and anti-discrimination laws, the common law and any other purported restriction on an employer’s right to terminate the employment of employees. You specifically release all claims under the Age Discrimination in Employment Act (the “ADEA”) relating to your employment and its termination. Notwithstanding any provision to the contrary, it is understood and agreed that Employee’s claims for worker’s compensation or personal injury caused by Employer’s gross negligence and/or willful misconduct shall not be waived.

You represent that you have not filed or permitted to be filed against the Group, individually or collectively, any charges, complaints or lawsuits arising out of your employment with Employer and the termination thereof and you covenant and agree that you will not file or permit to be filed any lawsuits at any time hereafter with respect to the subject matter of this General Release and claims released pursuant to this General Release (including, without limitation, any claims relating to the termination of your employment), except as may be necessary to enforce this General Release or to seek a determination of the validity of the waiver of your rights under the ADEA. Nothing in this General Release shall be construed to prohibit you from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”) or a comparable state or local agency. Notwithstanding the foregoing, you agree to waive your right to recover monetary damages in any charge, complaint, or lawsuit filed by you or by anyone else on your behalf. Except as otherwise provided in this paragraph, you will not voluntarily participate in any judicial proceeding of any nature or description against any member of the Group that in any way involves the allegations and facts that you could have raised against any member of the Group as of the date you sign this General Release.

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Your right to receive the Severance Payments set forth in Exhibit B to the Employment Agreement is expressly conditioned upon your executing and delivering to the Employer, within ______ days of the employment termination date, this General Release and the expiration of the revocation period described herein without any portion of this General Release having been revoked.

You are specifically agreeing to the terms of this release because Employer has agreed to pay you money and other benefits to which you were not otherwise entitled and has provided such other good and valuable consideration as specified herein. Employer has agreed to provide this money and other benefits because of your agreement to accept it in full settlement of all possible claims you might have or ever had, and because of your execution of this General Release.

Any terms capitalized herein but not otherwise defined shall have the meaning given to them in the Employment Agreement.

You acknowledge that you have read this General Release in its entirety, fully understand its meaning and are executing this General Release voluntarily and of your own free will with full knowledge of its significance. You acknowledge and warrant that you have had the opportunity to consider for ______ (___) days the terms and provisions of this General Release and that you have been advised by Employer to consult with an attorney prior to executing this General Release. You may execute this General Release prior to the conclusion of the __________ (___) day period, and if you elect to do so, you acknowledge that you have done so voluntarily. You shall have the right to revoke this General Release for a period of seven (7) days following your execution of this General Release, by giving written notice of such revocation to Employer in accordance with Section 10 of the Employment Agreement. This General Release shall not become effective until the eighth (8th) day following your execution of it.

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Exhibit B

COMPENSATION AND BENEFITS

1. Compensation. As payment for the services to be rendered by Employee hereunder during the Term of this Agreement:

(a) Employee shall be entitled to receive an annual base salary in the gross amount of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) less applicable taxes and other legal withholdings (the “Base Salary”), payable in accordance with the Employer’s standard payroll practice. The Compensation Committee of the Board of Directors of the Company (the “Board”) will periodically review the Base Salary for market adjustments. Any such adjustments may be made at the sole discretion of the Compensation Committee. The Parties agree that the Base Salary compensates Employee for any services Employee may provide to Employer or to any Affiliates.

(b) Employee shall be eligible for discretionary annual awards of restricted shares of common stock equal to an amount of up to seventy-five percent (75%) of Employee’s Base Salary (determined based on the fair market value of the Company’s common stock on the date of grant). Any such grants will be subject to approval by the Board, the terms of the Company’s long-term equity incentive plan, and any vesting criteria determined by the Board applicable to each such grant.

(c) Employee shall be eligible to receive a discretionary annual cash bonus of up to seventy five percent (75%) of Employee’s Base Salary based on the annual performance of both Employee and Employer (“Annual Bonus”). The payment of any Annual Bonus will be subject to approval by the Board, and, if payable, will be paid in the next calendar year between January 1 and March 31 (inclusive) following the year to which such Annual Bonus relates, provided that Employee is employed on December 31st of the calendar year to which the bonus relates.

2. Expenses. During the Term of this Agreement, the Employer shall pay or reimburse Employee for all reasonable out-of-pocket expenses, including airfare, rental cars, meals, hotel accommodations, professional dues, and similar items incurred in connection with the Business (as defined in Section 7 of the Agreement) of Employer and in accordance with the travel and reimbursement policies of the Employer, upon submission by Employee of an appropriate statement documenting such expenses.

3. Employee Benefits. During the Term of this Agreement, Employee shall be entitled to participate in all employee benefit plans that are available to the other employees of the Employer, including any retirement plan, group life plan, health, or accident insurance, or other employee benefit plans as determined by the Compensation Committee from time to time and as may be in effect and exist from time to time. Employer reserves the right to adopt, amend, modify, or terminate any such benefit plan, policy, or program at any time.

4. Vacation. During the Term of this Agreement, Employee shall be entitled to paid vacation equal to four (4) weeks per annum, (accrued 6.67 hours per semi-monthly), such vacation to be subject to the then existing Employee Policy Manual of the Employer, which policy manual may be amended from time to time (the “Employee Policy Manual”). Employee shall be required to obtain approval from the Employer before scheduling any vacation and shall only be entitled to take up to a maximum of ten (10) consecutive days at any one time with the prior approval of the Chief Executive Officer.

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